EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The registrant is the parent company of Dollar Tree Stores, Inc., a retail company, Family Dollar Stores, Inc., a retail holding company, Greenbrier International, Inc., a sourcing company and Dollar Tree Distribution, Inc., a distribution and warehousing company.  Dollar Tree Management, Inc., a management services company, is a subsidiary of Dollar Tree Stores, Inc. Family Dollar Insurance, Inc., an insurance company, is a subsidiary of Family Dollar Stores, Inc. Family Dollar Holdings, Inc., Family Dollar, Inc. and Family Dollar Stores of Ohio, Inc. are subsidiaries of Family Dollar Stores, Inc. and they, as well as Family Dollar Stores, Inc., have subsidiaries which are retail companies. Family Dollar Holdings, Inc. and Family Dollar, Inc., each of which is a North Carolina company, also have subsidiaries which are warehousing and distribution companies. Dollar Tree Stores, Inc., Dollar Tree Distribution, Inc. and Dollar Tree Management, Inc. are Virginia companies. Family Dollar Stores, Inc. and Greenbrier International, Inc. are Delaware companies. Family Dollar Insurance, Inc. is a South Carolina company. The registrant also indirectly holds an interest in Dollar Tree Stores Canada, Inc., a British Columbia company, and Tar Heel Trading International S.a.r.l., a sourcing company.  Certain other subsidiaries are not included because, when considered in the aggregate as a single subsidiary, they do not constitute a significant subsidiary as of January 30, 2016.

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